May 24, 2002

VIA EDGAR



Lincoln Life & Annuity Company of New York
100 Madison Street
Suite 1860
Syracuse, NY 13202

Re: Lincoln New York Separate Account T for Variable Annuity Contracts SEI Select Variable Annuity
         (File Nos. 811-21041; 333-83242)

Ladies and Gentlemen:

I have made such examination of law and have examined such records and documents as I have deemed necessary to render the opinion expressed below.

I am of the opinion that upon acceptance by Lincoln New York Separate Account T for Variable Annuity Contracts ("the Account"), a segregated account of Lincoln Life & Annuity Company of New York ("Lincoln New York"), of contributions from a person pursuant to an annuity contract issued in accordance with the prospectus contained in the registration statement on Form N-4, and upon compliance with applicable law, such person will have a legally issued interest in his or her individual account with the Account, and the securities issued will represent binding obligations of Lincoln New York.

I consent to the filing of this Opinion as an exhibit to the Account's Pre-Effective Registration Statement on Form N-4.

Sincerely,

/s/ Brian Burke

Brian Burke